EXHIBIT 10.13

Agreement for Non-Employee Directors—2004 Equity Compensation Plan for Non-Employee Directors; DSUs Only

AGREEMENT PURSUANT TO

XEROX CORPORATION

2004 EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date which appears as the “Date of Agreement and Award” in the Award Summary attached hereto (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, a non-employee Director of the Company (the “Director”).

In accordance with the provisions of the “Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors” (as from time to time amended, the “Plan”), the Board of Directors of the Company (the “Board”) has authorized the execution and delivery of this Agreement.

Terms used herein which are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARD OF DEFERRED STOCK UNITS

1. Award of Deferred Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Director on the date indicated on the Award Summary the number of Deferred Stock Units (individually, the “DSU”) as shown on the Award Summary.

TERMS OF THE DEFERRED STOCK UNITS

2. Vesting. The DSU shall vest on the vesting date indicated in the Award Summary or the date of death if sooner, (the “Vesting Date”). If, prior to the Vesting Date, a Director terminates Board service for any reason other than death, the Director shall forfeit the entire DSU. On the date of death, if prior to the Vesting Date, the entire DSU shall vest without proration.

3. Deferral Period and Entitlement to Shares. Upon the lapse of the Deferral Period indicated on the Award Summary in connection with the DSU, which shall be thirty (30) days following the earlier of (a) termination of Board service or (b) the date of death, the Company shall deliver to Director or his or her estate, as the case may be, a certificate or certificates for, or shall deliver in book form, the number of shares of Common Stock equal to the number of vested DSUs as to which a Deferral Period has lapsed. No fractional shares shall be issued.

4. Dividend Equivalents. Director shall be entitled to receive from the Company dividend equivalents, which are credited in the form of additional DSUs payable in Common Stock following the lapse of the Deferral Period, as follows:

(i) dividend equivalents equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of DSUs covered by this Agreement, that are held by Director on the close of business on the business day immediately preceding the Vesting Date, would have been entitled to receive as dividends on such Common Stock during the period commencing on the Date of Agreement and Award and ending on the date such DSUs vest, as provided under Paragraph 2; and

(ii) dividend equivalents, at the same time and in the same amounts that the holder of record of a number of shares of Common Stock equal to the number of vested DSUs covered by the Agreement would be entitled to receive as dividends on such Common Stock. Such right to dividend equivalents on a DSU covered hereby shall apply to all dividends the record date of which occurs at any time during the period commencing on the date such DSU has vested and ending on the date that Director becomes a shareholder of record with respect to such DSU as a result of the lapse of a Deferral Period as provided under Paragraph 3.
OTHER TERMS

5. Rights of a Shareholder. Director shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued or the date the shares are delivered in book form.

6. Non-Assignability. This Agreement shall not be assignable or transferable by Director except by will or by the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. During the lifetime of Director, the shares of Common Stock issued in connection with DSUs shall be delivered only to Director.

7. General Restrictions. If at any time the Chief Executive Officer of the Company (“CEO”) shall determine, in his/her discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of or the issuance of DSUs or shares hereunder, the DSUs or shares may not be awarded or issued unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the CEO and any delay caused thereby shall in no way affect the date of termination of the award.

8. Tax Withholding and Information Reporting. Whenever the Plan provides that shares of Common Stock are to be delivered following the lapse of the Deferral Period, the Company shall have the right to require Director to remit to the Company an amount sufficient to satisfy any federal, state, and/or local withholding tax requirements prior to the delivery of such certificates. In addition, the Company shall have the right to satisfy any withholding requirements by withholding shares of Common Stock from the shares of Common Stock otherwise deliverable to Director, provided, however, that no shares of Common Stock are to be withheld with a value exceeding the minimum amount of tax required to be withheld by law. The Company will report income to Director on IRS Form 1099, 1042-S, or other appropriate information form or return.

9. Amendment of this Agreement. With the consent of Director, the Board may amend this Agreement in a manner not inconsistent with the Plan.

10. Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, Connecticut 06851, addressed to the attention of Office of Corporate Secretary, and if to Director shall be delivered personally or mailed to Director at his address as the same appears on the records of the Company.

11. Interpretation of This Agreement. The Board shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Board in its or his sole good faith judgment shall be determined to be advisable. All decisions, interpretations and administrative actions made by the Board hereunder or under the Plan shall be binding and conclusive on the Company and Director. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

12. Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 6 to the personal representatives, legatees and heirs of Director.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX CORPORATION
By:
Corporate Secretary